Exhibit 11

Computation of Earnings per Common share for fiscal years ended July 31, 1999 and July 31, 1998


                                                       For the Years Ended
                                                             July 31
                                                    1999             1998
                                                 -----------------------------

Shares outstanding                                 4,392,242        3,916,351
                                                 ------------   --------------
Weighted average shares outstanding                4,148,879        3,779,543
Stock Options                                      1,417,969        1,471,250
Warrants                                           1,798,125        1,798,125
                                                 ------------   --------------
  Total weighted average shares outstanding       7,364,972         7,048,918
                                                 ============   ==============
Net Income (Loss)                                $  260,720     $  (1,902,742)
                                                 ===========    ==============
Basic Net Earnings (Loss) per share              $      0.06    $       (0.50)
                                                 ============   ==============
Diluted Net Earnings (Loss) per share            $      0.04    $       (0.27)
                                                 ============   ==============


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